EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Hite & Associates, Inc. consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-KSB of Striker Oil & Gas, Inc. (formerly Unicorp, Inc.) (the “Company”) for the year ended December 31, 2007.  We further consent to the use of information contained in our report, as of December 31, 2007, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Annual Report on Form10-KSB.  We further consent to the incorporation by reference of such Annual Report on Form 10-KSB in the Company’s Registration Statement filed on Form S-8, filed on October 1, 2004.

HITE & ASSOCIATES, INC.

By:	/s/ George C. Hite, P.E.
George C. Hite, P.E.

Houston, Texas
July 1, 2008